Exhibit 5

                   OPINION & CONSENT-SQUIRE SANDERS & DEMPSEY

                        Squire, Sanders & Dempsey L.L.P.
                       40 North Central Avenue, Suite 2700
                             Phoenix, Arizona 85004
                              Phone: (602) 528-4000
                            Facsimile: (602) 253-8129

                                December 19, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.   20549

     RE:  LightPath Technologies, Inc.
          Registration Statement on Form S-3 (Registration No. _______)

Ladies and Gentlemen:

     This firm is counsel for LightPath Technologies, Inc., a Delaware corporation (the "Company"). As such, we are familiar with the Certificate of Incorporation, as amended, and Bylaws of the Company, as well as resolutions adopted by its Board of Directors from time to time authorizing the issuance of 382,250 shares of the Company's $.01 par value per share Class A Common Stock (the "Common Stock") which are the subject of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended. Of the 382,250 shares of Common Stock to be registered under the Registration Statement, 197,000 shares have been, or will be, issued pursuant to certain agreements (collectively, the "Stock Option Agreements") with certain of the individuals listed as Selling Shareholders in the Registration Statement, and 201,250 shares will be issued pursuant to that certain agreement (the "Settlement Agreement") in connection with the settlement of certain litigation involving the Company. We have examined the Stock Option Agreements, the
Settlement Agreement, as well as all such other instruments, documents and records, and undertaken such further inquiry, as we have deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness and authority of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. Our opinion is based solely on the General Corporation Law of the State of Delaware.

     Based upon the foregoing, it is our opinion that the shares of Common Stock, when issued in compliance with the terms of the Stock Option Agreements or the Settlement Agreement authorizing their issuance, as applicable, will be validly issued, fully paid and nonassessable.

     We acknowledge that we are referred to under the heading "Legal Matters" in the Prospectus which is part of the Registration Statement and we hereby consent to the use of our name in such Registration Statement. We further consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and with the state regulatory agencies in such states as may require such filing in connection with the registration of the Common Stock for offer and sale in such states.

                                        Respectfully submitted,

                                        SQUIRE, SANDERS & DEMPSEY L.L.P.